Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FIRST QUARTER 2011 RESULTS
Dallas, Texas (May 4, 2011) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the first quarter ended March 31, 2011.
First Quarter Financial Results
     For the quarter ended March 31, 2011, consolidated net revenues increased 7% to $147.1 million compared with $137.9 million in the prior year period. Operating income increased 17% for the first quarter and was $59.0 million as compared with $50.4 million for the prior year period. Operating income margin for the first quarter increased 360 basis points to 40.1% versus 36.5% in the prior year period. This increase in margin was driven by operating leverage achieved by stronger case volumes and the acquisition of facilities accounted for under the equity method. For the quarter, EBITDA less noncontrolling interests increased 13% to $50.1 million compared with $44.3 million in the prior year period.
     The financial results for the first quarter were driven by systemwide revenue growth of 14%, consisting of 8% U.S. same-facility revenue growth and the remainder being due to acquisition activity.
     Cash flows from operating activities for the first quarter totaled $41.6 million compared with $38.6 million for the prior year period. During the first quarter, the Company and its consolidated subsidiaries invested approximately $4.8 million in maintenance capital expenditures and an additional $2.2 million to develop new facilities and expand existing facilities.
Systemwide Financial Results
     Due to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At March 31, 2011, 133 of the 191 facilities the Company operated were not consolidated.
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United Surgical Partners Announces First Quarter 2011 Results

May 4, 2011
Revenue Analysis
     The systemwide revenues of the facilities operated by the Company increased 14% on a year-over-year basis, while consolidated revenues increased 7%. Consolidated and unconsolidated revenues were also affected by certain transactions and a stronger U.S. dollar. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended
	March 31, 2011
	As Reported	Unconsolidated
	Under GAAP	Affiliates
Total revenues, period ended March 31, 2010	$137,871	$294,700
Add: Revenue from acquired facilities	3,716	21,086
Less: Revenue of deconsolidated facilities	(3,058)	3,058
Impact of exchange rate	638	—

Adjusted base period	$139,167	$318,844
Increase from operations	5,358	28,000
Non-facility based revenue	2,565	971

Total revenues, period ended March 31, 2011	$147,090	$347,815

Development Activity
     During the quarter, the Company acquired two facilities and had five facilities under development, all of which were under construction. The Company expects to add 15 to 20 facilities in 2011.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We are generally pleased with our first quarter results and believe we will be able to continue, and hopefully accelerate our growth from both an operating and development perspective.”
     The live broadcast of USPI’s first quarter conference call will begin at 10:00 a.m. Eastern Time on May 4, 2011. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 191 surgical facilities. Of the Company’s 186 domestic facilities, 133 are jointly owned with not-for-profit healthcare systems. The Company also operates five facilities in the United Kingdom.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without
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United Surgical Partners Announces First Quarter 2011 Results

May 4, 2011
limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces First Quarter 2011 Results

May 4, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$147,090	$137,871

Equity in earnings of unconsolidated affiliates	17,932	14,288

Operating expenses:
Salaries, benefits and other employee costs	39,461	37,263
Medical services and supplies	24,418	24,426
Other operating expenses	23,832	22,056
General and administrative expenses	9,780	8,549
Provision for doubtful accounts	1,746	1,882
Net gain (loss) on deconsolidations, disposals and impairments	(499)	316
Depreciation and amortization	7,328	7,303

Total operating expenses	106,066	101,795

Operating income	58,956	50,364
Interest expense, net	(17,034)	(17,610)
Other, net	72	335

Income from continuing operations before income taxes	41,994	33,089
Income tax expense	(9,868)	(7,647)

Income from continuing operations	32,126	25,442
Discontinued operations, net of tax	(693)	204

Net income	31,433	25,646
Less: Net income attributable to noncontrolling interests	(15,712)	(13,635)

Net income attributable to USPI’s common stockholder	$15,721	$12,011

Supplemental Data:
Facilities operated at period end	191	169
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United Surgical Partners Announces First Quarter 2011 Results

May 4, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	Dec. 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$44,568	$60,253
Accounts receivable, net of allowance for doubtful accounts of $7,220 and $7,481, respectively	46,860	50,082
Other receivables	25,818	15,242
Inventories	8,840	9,191
Deferred tax assets, net	14,747	14,961
Other	22,730	14,682

Total current assets	163,563	164,411

Property and equipment, net	199,238	202,260
Investments in unconsolidated affiliates	391,796	393,561
Goodwill and intangible assets, net	1,596,956	1,587,876
Other	22,349	24,631

Total assets	$2,373,902	$2,372,739

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,302	$23,488
Accrued expenses and other	215,860	218,786
Current portion of long-term debt	24,523	22,386

Total current liabilities	261,685	264,660

Long-term debt	1,020,516	1,047,440
Other liabilities	160,789	157,820

Total liabilities	1,442,990	1,469,920

Noncontrolling interests — redeemable	84,875	81,668

USPI stockholder’s equity	811,368	786,757
Noncontrolling interests — nonredeemable	34,669	34,394

Total equity	846,037	821,151

Total liabilities and equity	$2,373,902	$2,372,739

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United Surgical Partners Announces First Quarter 2011 Results

May 4, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended March 31,
	2011	2010%	Change
Systemwide statistics (in thousands):
Revenue	$480,141	$420,044	14.3%
Systemwide same-facility statistics(1) (2):
United States:
Facility cases	201,920	198,041	2.0%
Net revenue/case	$2,193	$2,073	5.7%
Net revenue (in thousands)	$442,746	$410,631	7.8%
Facility operating income margin(3)	26.0%	24.7%	130bps

United Kingdom:
Adjusted admissions	5,430	5,655	(4.0%)
Net revenue/adjusted admission	$5,121	$4,660	9.9%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$5,121	$4,773	7.3%
Net revenue (in thousands)	$27,806	$26,353	5.5%
Facility operating income margin(3)	23.5%	25.4%	(190) bps

Other:
Total consolidated facilities	58	59

EBITDA less noncontrolling interests(5)
GAAP operating income	$58,956	$50,364	17.1%
Depreciation and amortization	7,328	7,303
Net (gain) loss on deconsolidations, disposals and impairments	(499)	316

EBITDA	65,785	57,983
Net income attributable to noncontrolling interests	(15,712)	(13,635)

EBITDA less noncontrolling interests	$50,073	$44,348	12.9%

(1) Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2) Statistics are included in both periods for current year acquisitions.

(3) Calculated as operating income divided by net revenue.

(4) Calculated using first quarter 2011 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5) EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, net (gain) loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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